Exhibit 11.1 Statement regarding computation of earnings per share.

The Company computes earnings per share in accordance with FAS No. 128, Earnings Per Share. For the years ended December 31, 1996 and 1997, the Company was required to pay dividends on it's outstanding convertible stock. Such preferred stock was converted into common stock on June 30, 1997. The preferred dividend requirements for the periods in which the preferred stock was outstanding have been added to the loss from continuing operations for each period to arrive at net income available to common stockholders in calculating basic earnings per share.

The Company has stock options and warrants outstanding which were not included in the computation of diluted earnings per share for the December 31, 1996 and 1997 because to do so would have been anti-dilutive for periods presented.


  Computations  of basic and diluted  earnings  per share are set forth below:

                       Income for EPS Computation

                                                  Years ended December 31,
                                                  1997                1996
                                             --------------     --------------

Income (loss) from continuing operations    $      262,494      $    (359,095)
Preferred stock dividend  requirement             (385,000)          (428,806)
                                             --------------     --------------

Income available to common shareholders           (122,506)          (787,901)

Discontinued operations:
  Loss from operations                          (6,114,408)        (4,790,262)
  Loss on  disposal                             (5,792,146)             -
                                             --------------      --------------

Net loss available to common shareholders   $  (12,029,060)     $  (5,578,163)
                                             ==============      ==============


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
           Weighted-average shares for 1997 is calculated as follows:

      Dates                           Shares          Fraction       Weighted
   Outstanding                     Outstanding       of Period   Average Shares

January 1-May 2, 1997                3,758,671       121/365         1,246,025
Issuance of common stock             3,387,187
on May 2                         -------------

May 3-June 29                        7,145,858        59/365         1,155,084
Conversion of preferred stock        4,323,922
on June 30                       -------------

June 30-July 9                      11,469,780        10/365           314,241
Exercise of stock warrant               25,000
on July 10                       -------------

July 10                             11,494,780         1/365            31,493
Issuance of common stock             1,733,000
on July 11                       -------------

July 11-August 14                   13,227,780        36/365         1,304,658
Issuance of common stock             1,544,509
on August 15                     -------------

August 15-August 28                 14,772,289        13/365           526,136
Issuance of common stock             4,166,666
on August 29                     -------------

August 29-September 10              18,938,955        13/365           674,538
Issuance of common stock                79,856
on Septermber 11                 -------------

September 11-December 30            19,018,811       110/365         5,731,696
Issuance of common stock               679,246
on December 30                   -------------

December 30                         19,698,057        1/365             53,967
Issuance of common stock               876,569
on December 31                   -------------

December 31                         20,574,626        1/365             56,369
                                                                    -----------
Weighted average shares                                             11,094,207
                                                                    ===========

                    The basic EPS computation is as follows:

                                                     Years ended December 31,
                                                     1997              1996
                                                     ----              ----
     Loss per common share - basic:

      Continuing operations                   $     (0.01)      $     (0.21)
      Discontinued operations:
       Loss from operations                         (0.55)            (1.27)
       Estimated loss on disposal                   (0.52)               -
                                              ------------      ------------

            Total                             $     (1.08)      $     (1.48)
                                              ============      ============

      Weighted average number of common
       shares outstanding-diluted              11,094,207         3,758,671
                                              ============      ============

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

             The  diluted EPS computation is as follows:

                                                    Years ended December 31,
                                                      1997              1996
                                               --------------    --------------

   Income (loss) from continuing operations    $     262,494     $    (359,095)
   Preferred stock dividend requirement             (385,000)         (428,806)
                                               --------------    --------------
   Income available to common shareholders           122,506          (787,901)

   Discontinued operations:
    Loss from operations                          (6,114,408)       (4,790,262)
    Loss on disposal                              (5,792,146)            -
                                               --------------    --------------
   Net income (loss) available
    to common shareholders                     $ (12,029,060)    $  (5,578,163)
                                               ==============    ==============

    Weighted average shares:                      11,094,207         3,758,671
    Plus: Incremental shares from assumed
     Conversions                                       -                 -
     Warrants and Options                              -                 -
                                               --------------     -------------

    Adjusted weighted average shares              11,094,207         3,758,671
                                               ==============     =============

                                                    Years ended December 31,
                                                     1997             1996
                                                     ----             ----
    Loss per common share - diluted:
     Continuing operations                     $     (0.01)      $     (0.21)
     Discontinued operations:
      Loss from operations                           (0.55)            (1.27)
      Estimated loss on disposal                     (0.52)             -
                                               --------------    --------------
           Total                               $     (1.08)      $     (1.48)
                                               ==============    ==============
     Weighted average number of common
      shares outstanding-diluted                11,094,207         3,758,671
                                               ==============    ==============


     The equation for computing (basic and diluted) EPS is:

         Income available to common stockholders
         ---------------------------------------------------
                Weighted-average shares

The incremental shares from assumed exercise of options and warrants are not included in computing the diluted per-share amounts for 1997 and 1996 because the net income available to shareholders from continuing operations was a loss, not income.

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